Exhibit 99.1

News From

Walgreen Co. Corporate Communications — 200 Wilmot Road — Deerfield, Ill. 60015 — (847) 315-2500

Contact:	Michael Polzin
847-372-3502

FOR IMMEDIATE RELEASE	http://news.walgreens.com www.twitter.com/WalgreensNews

Walgreens Announces Rotation of Non-Executive Chairman of the Board

•	Retired McDonald’s CEO James A. Skinner to succeed Al McNally as Walgreens non-executive chairman

•	McNally to continue to serve on Walgreens board

•	Skinner led world’s largest food service company

DEERFIELD, Ill., July 12, 2012 – Walgreens (NYSE, NASDAQ: WAG) announced today, consistent with its board of directors succession and rotational planning process, the appointment of James A. Skinner, Walgreens board member since 2005 and recently retired McDonald’s chief executive officer, as the new non-executive chairman of the board of Walgreens. Skinner will succeed Al McNally, who has served on the Walgreens board since 1999 and as non-executive chairman since 2009. McNally will continue serving on the Walgreens board.

“Al McNally’s extraordinary leadership as our board’s first lead director and first non-executive chairman of the board was instrumental and indispensable as Walgreens advanced its transformation launched in 2008 to become America’s most trusted and convenient provider of consumer goods and services, and pharmacy, health and wellness solutions. We are grateful that Walgreens will continue to benefit from Al’s leadership and vision on the board,” said Bill Foote, Walgreens board director and chairman of the nominating and governance committee. “As Walgreens moves forward with its strategy to become a U.S. and world leader in pharmacy-led health and wellbeing, Jim Skinner’s long experience on the Walgreens board, and decades of global success with McDonald’s in expanding to Europe and emerging markets, make him an exceptional choice to lead our board into the future on behalf of shareholders and stakeholders.”

McNally served as the Walgreens board’s first lead director, beginning in January 2008. He subsequently served as chairman and acting CEO, and as non-executive chairman since 2009. He previously served as chief executive officer of Harris Bank from 1993 to 2002 and chairman of the board of Harris Financial Corporation from 1998 to 2006.

“Al’s leadership on Walgreens board has helped to move this company and our iconic brand through an historic transformation and into a new century of service, success and growth potential,” Walgreens President and CEO Greg Wasson said. “I have truly benefited and appreciated his sound counsel and advice during my three-and-a-half years as CEO. The value of his service to our board is – and I know will continue to be – immeasurable.”

As McDonald’s chief executive officer, Skinner led the world’s largest food service company with more than 33,000 restaurants in 119 countries. He served as McDonald’s chief executive officer beginning in November 2004, and prior to that in a variety of other leadership positions for the company, both U.S. and globally. In addition to Walgreens, Skinner serves on the board of directors of Illinois Tool Works, Inc. He retired as McDonald’s chief executive officer in 2012.

“Jim Skinner’s long and successful record in retail and customer experience, both across the nation and around the world, will be enormously helpful at a time when Walgreens is launching with Alliance Boots the first global pharmacy-led health and wellbeing enterprise,” Wasson said.

About Walgreens

As the nation’s largest drugstore chain with fiscal 2011 sales of $72 billion, Walgreens (www.walgreens.com) vision is to become America’s first choice for health and daily living. Each day, Walgreens provides nearly 6 million customers the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice in communities across America. Walgreens scope of pharmacy services includes retail, specialty, infusion, medical facility and mail service, along with respiratory services. These services improve health outcomes and lower costs for payers including employers, managed care organizations, health systems, pharmacy benefit managers and the public sector. The company operates 7,907 drugstores in all 50 states, the District of Columbia and Puerto Rico. Take Care Health Systems is a Walgreens subsidiary that is the largest and most comprehensive manager of worksite health and wellness centers and in-store convenient care clinics, with more than 700 locations throughout the country.

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